Exhibit 10.17

AMENDMENT NO. 9

TO

THE 1996 LONG TERM INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

OF THE COOPER COMPANIES, INC.

WHEREAS, The Cooper Companies, Inc. (the “Company”) has adopted The 1996 Long Term Incentive Plan for Non-Employee Directors of The Cooper Companies, Inc. (the “Plan”); and

WHEREAS, Section 11 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, the Board of the Company desires to amend the Plan to authorize the transfer of options in certain circumstances;

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: Section 6(c) of the Plan is hereby amended to add the following:

“(v)	Notwithstanding Sections (6)(c)(i) and (ii) above, Restricted Stock may be transferred to a trust in which the Non-Employee Director has a fifty percent or more interest or a foundation which the Non-Employee Director controls the management of the assets, provided that (i) the Non-Employee Director receives no consideration for the transfer and (ii) the transferee receives the Restricted Stock subject to the same restrictions imposed upon the transferor and pursuant to such other conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the trust is and shall remain under the control of the Non-Employee Director and that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Corporation’s lawful issue of securities.”

SECOND: Section 7(e) of the Plan is hereby amended to read in its entirety as follows:

“(e) Non-Transferability of Options. No Stock Option shall be transferable by the Non-Employee Director otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Non-Employee Director’s lifetime, only by the Non-Employee Director or by his guardian or legal representative. Notwithstanding the foregoing, a Stock Option may be transferred to, exercised by and paid to a trust in which the Non-Employee Director has a fifty percent or more interest or a foundation which the Non-Employee Director controls the management of the assets, provided that (i) the Non-Employee Director receive no consideration for the transfer and (ii) the transferee receives the Stock Option subject to the same restrictions imposed upon the transferor and pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the trust is and shall remain under the control of the Non-Employee Director and that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Corporation’s lawful issue of securities.”

THIRD: All outstanding option and restricted stock agreements under the Plan are hereby amended to provide for the transfer of stock options and restricted stock in accordance with Paragraphs First and Second hereof.

FOURTH: The provisions of Paragraphs First, Second and Third hereof shall apply to outstanding stock options and restricted stock granted under the Plan, and each outstanding stock option and restricted stock agreement is hereby so amended effective as of November 9, 2005.

FIFTH: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment No. 9 to the Plan to be executed by a duly authorized officer of the Company as of November 9, 2005.

The Cooper Companies, Inc.

By:	/S/ CAROL R. KAUFMAN
Title:	Senior Vice President of Legal Affairs, Secretary, and Chief Administrative Officer